AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of January 6, 2011, is made and entered into by an between Raptor Technology Group, Inc. (“Raptor Tech”), a Nevada Corporation, and Raptor Fabrication & Equipment, Inc., a Florida Corporation located at 7064 Sampey Road, Groveland FL. 34736 (“Raptor FE”), which corporations are sometimes referred to herein as the “Constituent Corporations”.

WITNESSETH:

     WHEREAS, Raptor Technology Group, Inc.is a corporation organized and existing under the laws of the State of Nevada, with an authorized capital of 100,000,000 Shares of Common Stock ($.0001 par value), and no Shares of Preferred Stock; and

     WHEREAS, Raptor Technology Group, Inc. is a corporation organized and existing under the laws of the State of Florida, with an authorized capital of 48,643,462 Shares of Common Stock (no par value) and no Shares of Preferred Stock, and

     WHEREAS, the respective Boards of Directors of the Constituent Corporations have determined that it is in the best interests of the Constituent Corporations that Raptor FE  merge with and into Raptor Tech; and

     WHEREAS, the respective Boards of Directors and shareholders of the Constituent Corporations have ratified and approved this Agreement and the Merger; and

     WHEREAS, the parties intend by this Agreement to effect a re-organization under Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Raptor FE shall be merged into Raptor Tech upon the terms and conditions set forth.

ARTICLE I:  MERGER

1.1

MERGER.  On December 31, 2010, the effective date of the Merger (“the Effective Date”), Raptor FE shall be merged into Raptor Tech, the separate existence of Raptor FE shall cease, and Raptor Tech (hereinafter sometimes referred to as the “Surviving Corporation”) shall continue to exist under the amended name of “Raptor Technology Group, Inc.” by virtue of, and shall be governed by, the laws of the State of Nevada.

ARTICLE II:  CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1

ARTICLES OF INCORPORATION.  The name of the Surviving Corporation shall be “Raptor Technology Group, Inc.”  The Articles of Incorporation of the Surviving Corporation as in effect on the date hereof shall be the Articles of Incorporation of Raptor Tech without change except for the change of name.

2.2

BY-LAWS.  The By-Laws of the Surviving Corporation as in effect on the date hereof shall be the By-Laws of Raptor FE (the “By-Laws”) without change unless and until amended in accordance with applicable law.

2.3

OFFICERS AND DIRECTORS.  Upon the Effective Date, the Officers of Raptor FE shall be the Officers of the Surviving Corporation, and the Members of the Board of Directors of Raptor FE shall be the members of the Board of Directors of the Surviving Corporation.  Such persons shall hold office in accordance with the By-Laws until their respective successors shall have been appointed or elected.

If upon the Effective Date a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided in the By-Laws.

ARTICLE III:  EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

3.1

CONVERSION OF SHARES.  On the effective date, by virtue of the Merger and without further action on the part of the holder of any shares of Common Stock of the Constituent Corporations:

(a)

Each share of Common Stock of Raptor FE, Inc. Common Stock outstanding immediately prior to the Effective Date shall be cancelled, and no payment shall be made with respect thereto; and

(b)

Each share of Common Stock of Raptor Technology Group, Inc. outstanding immediately prior to the Effective Date shall be converted into and shall become one (1) share of fully-paid and non-assessable Common Stock of the Surviving Corporation.

ARTICLE IV:  GENERAL PROVISIONS

4.1

FURTHER ASSURANCES.  Each of the Constituent Corporations agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such other and further action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of the Constituent Corporations and otherwise to carry out the intent and purposes of this Agreement.

4.2

AMENDMENT.  The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Date, provided further that any change to the principal terms of the Merger shall require shareholder approval.

4.3

LOCK UP.  It is hereby agreed that the shares issued pursuant to this agreement shall be restricted for a period of one year from the date of the Constituent Corporation filing with the SEC a form 10 type filing.  Thereafter, the shares may be sold only pursuant to proper disclosure and at a rate no greater than one hundred thousand shares per month total.

4.4

RESTRUCTURE.  It is hereby agreed that the Constituent Corporation shall not reverse split of the shares of the surviving company for a period of three (3) years from the date of this Agreement.

4.5

TERMINATION.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, either before of after shareholder approval of this Agreement, by appropriate action of the Boards of Directors of the Constituent Corporations.  In the event this Agreement is terminated, it shall become wholly void and of no further effect, and no liability on the part of either Constituent Corporation, their Boards of Directors or shareholders shall arise by virtue of such termination.

4.6

GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflict of laws.

4.7

FEES AND EXPENSES.  All costs and expenses incurred in connection with this Agreement shall be the responsibility of the party incurring such cost or expense.

4.8

COUNTERPARTS.  This Agreement may be executed in any number of counterparts, all of which shall be deemed to be an original and all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Presidents and Secretaries, all as of the day and year first above written.

RAPTOR FABRICATION & EQUIPMENT, INC.

By: __________________________________

      Tom Gleason, President

Attest: ________________________________
           Secretary

RAPTOR TECHNOLOGY GROUP, INC.

By:___________________________________

     Zoltan Nagy, President

Attest: ________________________________

           Zoltan Nagy, Secretary